U.S. SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549
FORM 8-A/A
For Registration of Certain Classes of Securities Pursuant to Section 12(b) or (g) of the Securities Exchange Act of 1934
PERPETUAL ENERGY INC. (Exact name of registrant as specified in its charter)
Alberta, Canada (State or other jurisdiction of incorporation or organization)	None (I.R.S. Employment Identification No.)
Suite 3200, 605 – 5th Avenue S.W. Calgary, Alberta, Canada (Address of principal executive offices)	T2P 3H5 (Zip Code)
Securities to be registered pursuant to Section 12(b) of the Act:
Title of each class to be so registered:	Name of each exchange on which each class is to be registered:
If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ❒
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☒
Securities Act registration statement file number to which this form relates (if applicable): N/A
Securities to be registered pursuant to Section 12(g) of the Act: Common Shares, no par value

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Explanatory Note

This Amendment No. 1 hereby amends the registration statement on Form 8-A filed by Paramount Energy Trust (“Paramount”) with the Securities Exchange Commission (the “SEC”) on July 27, 2006 (the “Registration Statement”), relating to the trust units of Paramount.  On June 30, 2010, Paramount completed a court-approved statutory plan of arrangement (the “Arrangement”) pursuant to which unitholders of Paramount exchanged their trust units in Paramount for common shares of Perpetual Energy Inc. (“Perpetual”), which immediately prior to the consummation of the Arrangement was a newly-formed wholly-owned subsidiary of Paramount.  Perpetual has the same assets, liabilities, directors, management and employees that Paramount had prior to completion of the Arrangement.  The Arrangement was effected pursuant to Section 193 of the Business Corporations Act (Alberta).  Pursuant to the Arrangement, among other things, each issued and outstanding trust unit of Paramount was exchanged for one newly issued common share of Perpetual.

As a result of the Arrangement, Perpetual became the successor issuer to Paramount under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and will succeed to Paramount’s reporting obligations thereunder.  Pursuant to Rule 12g-3(a) promulgated under the Exchange Act, the common shares of Perpetual are deemed to be registered under paragraph (g) of Section 12 of the Exchange Act.  Set forth in Item 1 below is a description of the common shares of Perpetual.

The Registration Statement is incorporated herein by reference.  Item 1 of the Registration Statement is amended by replacing Item 1 of the Registration Statement with the following:

Item 1.                    Description of Registrant’s Securities to be Registered.

The class of securities to be registered hereby is common shares of Perpetual, a corporation duly formed under the laws of the Province of Alberta, Canada.  A description of the common shares is set forth under the headings (i) “Description of Capital Structure”, “Consolidated Capitalization” and “Dividends” in Appendix F (“Information Concerning Perpetual”) to the Information Circular and Proxy Statement of Paramount, dated May 10, 2010, furnished to the SEC on Form 6-K on May 21, 2010 (the “Circular”), (ii) “The Arrangement—Effect of the Arrangement—Effect on Holders of Units and on Distributions” in the Circular, and (iii) “Description of Capital Structure—Distributions” in the Annual Information Form contained in Paramount’s Annual Report on Form 40-F for the year ended December 31, 2009, filed with the SEC on March 10, 2010, all of which description is incorporated herein by reference.  The foregoing description is only a summary of certain terms and conditions of the common shares and is qualified in its entirety by reference to the Articles of Amalgamation, By-Laws and Specimen Common Share Certificate of Perpetual, which have been filed as exhibits hereto.

Item 2.                    Exhibits.

See the Exhibit Index hereto.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated:  June 30, 2010

PERPETUAL ENERGY INC.

By:      /s/ Cameron R. Sebastian
Name:     Cameron R. Sebastian
Title:	Vice President, Finance and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
3.1	Articles of Amalgamation
3.2	By-Laws of Perpetual Energy Inc.
4.1	Specimen Common Share Certificate